[GRAPHIC OMITTED][JOHNSON OUTDOORS INC. LOGO]                       News Release


AT JOHNSON OUTDOORS:                AT FRB|WEBER SHANDWICK:
Paul A. Lehmann                     Larry Stein
VP and Chief Financial Officer      General Inquiries
(262) 631-6600                      (312) 266-7800


                                    Mark Muehlfelt             Tim Grace
                                    Analyst Contact            Media Contact
                                    (312) 266-7800             (312) 266-7800


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 24, 2003


                          JOHNSON OUTDOORS INC. REPORTS
                            HIGHER SALES AND EARNINGS
                   ON CONTINUING BUSINESSES IN SECOND QUARTER


Racine, Wisconsin, April 24, 2003 - Johnson Outdoors Inc. (Nasdaq: JOUT) today announced improved results for its continuing businesses in the second fiscal quarter ended March 28, 2003. Comparisons of continuing businesses exclude the Company's Jack Wolfskin subsidiary, which was sold in last year's fourth quarter.

As reported, including the results of Jack Wolfskin, Johnson Outdoors sales decreased 15% to $83.3 million and operating profit declined 26% to $6.1 million compared with last year's second quarter. Income from continuing operations increased 10% to $4.3 million compared with $3.9 million in the year-ago quarter. This year's second quarter income from continuing operations included other income of $2.1 million primarily due to a currency gain on the settlement of a loan related to the sale of Jack Wolfskin. Earnings from continuing operations increased 9% to $0.50 per diluted share in this year's second quarter compared with $0.46 per diluted share a year ago. Last year's second quarter net earnings were $0.52 per diluted share, which included income of $0.06 per diluted share from a discontinued operation.

On a continuing business basis (see chart below), three of Johnson Outdoors' four business segments - Motors, Outdoor Equipment and Diving -- produced higher sales and strong double-digit growth in operating profit during the second fiscal quarter compared with last year. Overall, sales increased 2% to $83.3 million from $81.7 million a year ago. Driven by a 190 basis-point increase in gross profit to 43.5%, operating profit increased 8% to $6.1 million from $5.7 million, as operating margin rose 50 basis points to 7.4%. The favorable impact of currency translations added approximately $2.7 million to sales and $0.6 million to operating profit in this year's second quarter. Benefiting from the $2.1 million in other income noted above, second quarter income from continuing operations increased to $4.3 million from $2.2 million in the year-ago quarter. Excluding the contribution of the Jack Wolfskin business in the

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prior year, earnings from continuing operations of the continuing businesses rose to $0.50 per diluted share from $0.26 per diluted share in last year's second quarter.

Second Quarter Comparisons - As Reported and on Continuing Business Basis
 (Amounts in millions, except per share data)

---------------------------------------------------------------------------------------------------------------------
                               For the Quarter Ended March 28, 2003         For the Quarter Ended March 29, 2002

                                                 Jack       Continuing                        Jack       Continuing
                               As Reported      Wolfskin    Business(1)     As Reported      Wolfskin     Business(1)
---------------------------------------------------------------------------------------------------------------------
Net sales                        $  83.3         $    -     $  83.3            $97.7         $ 16.0       $ 81.7

Gross profit                        36.2              -        36.2             40.7            6.7         34.0

Operating profit                     6.1              -         6.1              8.3            2.6          5.7

Income (2)                           4.3              -         4.3              3.9            1.7          2.2

Earnings per share (2)               0.50             -         0.50             0.46           0.20         0.26
---------------------------------------------------------------------------------------------------------------------

(1) Continuing Business for the second quarter of both years excludes results from the Jack Wolfskin operation, which was sold in the fourth quarter of fiscal 2002, but was not treated as a discontinued operation according to GAAP.
(2) Income and earnings per share are from continuing operations.

 "Considering the challenging economic and market conditions, we were pleased with the sales and profit growth of our continuing businesses in the second quarter," said Helen Johnson-Leipold, Chairman and CEO of Johnson Outdoors. "The improvement was broad-based, with strong profit growth in Motors, Outdoor Equipment and Diving, which together comprise more than 75% of our total sales. Clearly, our operations are becoming more efficient and our new products are driving gains in market share. While Watercraft posted lower comparisons against last year's results, we believe the encouraging progress of Ocean/Necky is further evidence that we are taking the right steps to improve Watercraft. We are now bringing those successful strategies to the few businesses remaining in the segment that are still underperforming."

"During the third fiscal quarter, our key selling season, while business conditions may dampen growth, we are encouraged that our emphasis on innovation continues to drive gains in market share. In fact, new products produced over the past three years accounted for approximately 30% of the Company's total sales in the second quarter. At the same time, we're responding effectively to changes in the marketplace, creating customized products that appeal to larger retailers. Sales to our largest customers are growing faster than the Company's average and are becoming a larger part of our overall business. All told, while market conditions are very difficult to predict, we are well-positioned as we enter our key selling season."

Outdoor Equipment
Including the results of Jack Wolfskin, sales declined 43% to $18.8 million in the second quarter and operating profit was down 38% or $1.8 million to $3.0 million from the prior year quarter. However, for our continuing business in this segment (see charts below), continued growth in military tents drove a 12% increase in the segment's second quarter sales to $18.8 million from $16.8 million in the year ago quarter. With a 150-basis point rise in gross margin, operating profit climbed 33% to $3.0 million from $2.3 million in the prior year quarter for our continuing business in this segment. Military sales in the current fiscal year contributed to these results; however, the

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Company does not
necessarily expect the same level of growth in this channel in future years.

Outdoor Equipment Segment
Second Quarter Comparisons - As Reported and on Continuing Business Basis
 (Amounts in millions)

---------------------------------------------------------------------------------------------------------------------------
                                 For the Quarter Ended March 28, 2003        For the Quarter Ended March 29, 2002

                                                    Jack      Continuing                        Jack          Continuing
                               As Reported        Wolfskin    Business(1)    As Reported      Wolfskin        Business(1)
---------------------------------------------------------------------------------------------------------------------------
Net sales                        $  18.8         $    -       $   18.8         $ 32.8         $ 16.0           $  16.8

Operating profit                     3.0              -            3.0            4.9            2.6               2.3
---------------------------------------------------------------------------------------------------------------------------

(1) Continuing Business for the second quarter of both years excludes results from the Jack Wolfskin operation, which was sold in the fourth quarter of fiscal 2002, but was not treated as a discontinued operation according to GAAP.

Outdoor Equipment Segment
Six Month Comparisons - As Reported and on Continuing Business Basis
 (Amounts in millions)

---------------------------------------------------------------------------------------------------------------------------
                             For the Six Months Ended March 28, 2003          For the Six Months Ended March 29, 2002

                                                    Jack        Continuing                       Jack          Continuing
                               As Reported        Wolfskin      Business(1)   As Reported       Wolfskin       Business(1)
---------------------------------------------------------------------------------------------------------------------------
Net sales                        $  30.7         $   0.4          $  30.3      $  55.6         $  28.3        $   27.3

Operating profit (loss)              4.4            (0.1)             4.5          7.5             3.9             3.6
---------------------------------------------------------------------------------------------------------------------------

(1) Continuing Business for the six months of both years excludes results from the Jack Wolfskin operation, which was sold in the fourth quarter of fiscal 2002, but was not treated as a discontinued operation according to GAAP.

Watercraft
Although Watercraft's brands continue to experience strong customer acceptance and gains in volume, operational inefficiencies in certain businesses continue to hamper results. Second quarter sales decreased 10% to $19.9 million and the segment had an operating loss of $1.1 million compared with a $0.8 million operating profit in last year's second quarter.

Johnson-Leipold commented, "We continue to invest in new systems and new people, and there are some signs of improvement, most notably Ocean/Necky. While these major changes disrupted operations to an extent during the second quarter, we believe they will have a positive impact on productivity over the long term. We have a good track record of improving businesses and, while we're beginning to see some positive indications at Watercraft, we know this is a long process and more time will be needed to get all of the businesses back on track."


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Motors
The Motors segment continued to post solid results, even against comparisons to last year's strong second quarter. This year's second quarter sales increased 6% to $27.3 million, as new products continued to drive gains in market share. Gross margin rose by 300-basis points, helping to boost operating profit by 35% to $4.3 million.

Diving
Despite difficult market conditions in the Diving segment, further improvements in production efficiency drove a 750-basis point increase in gross margin and higher profits. Sales rose 1% to $17.7 million, while operating profit increased 26% to $3.2 million. Forecasting for this business remains difficult in light of the impact of the war in Iraq, the SARS epidemic, and uncertainty relating to the timing of the economic recovery.

Six-Month Results
As reported, for the six months ended March 28, 2003, net sales totaled $138.2 million compared with $157.5 million in the year-ago period. Operating profit decreased to $6.3 million from $9.2 million in last year's first six months. The decrease in sales and operating profit was entirely due to the sale of Jack Wolfskin in the fourth quarter of last year. Income from continuing operations increased to $4.0 million from $3.5 million, due to lower interest expense and $2.5 million in other income, mainly related to the currency gain discussed previously. Earnings from continuing operations increased to $0.47 per diluted share compared with $0.42 in the year-ago period. Last year, Johnson Outdoors reported a net loss of $2.28 per diluted share for the six-month period, which included a non-cash after-tax charge of $2.76 per diluted share for goodwill impairment from a change in accounting due to the adoption of SFAS No. 142.

On a continuing business basis (see chart below), six-month sales rose 7% to $137.8 million, operating profit increased 20% to $6.4 million and income from continuing operations rose to $4.1 million from $1.1 million in the year-ago period. Earnings from continuing operations increased to $0.48 per diluted share from $0.13 per diluted share in last year's six-month period.

Six Month Comparisons - As Reported and on Continuing Business Basis (Amounts in millions, except per share data)

---------------------------------------------------------------------------------------------------------------------------
                             For the Six Months Ended March 28, 2003          For the Six Months Ended March 29, 2002

                                                  Jack          Continuing                      Jack           Continuing
                               As Reported       Wolfskin       Business(1)   As Reported     Wolfskin         Business(1)
---------------------------------------------------------------------------------------------------------------------------
Net sales                       $  138.2         $   0.4         $  137.8       $ 157.5        $ 28.3           $ 129.2

Gross profit                        59.9               -             59.9          66.0          11.4              54.6

Operating profit (loss)              6.3            (0.1)             6.4           9.2           3.9               5.3

Income (loss)(2)                     4.0            (0.1)             4.1           3.5           2.4               1.1

Earnings (loss)
    per share(2)                     0.47           (0.01)            0.48          0.42          0.29              0.13
---------------------------------------------------------------------------------------------------------------------------

(1) Continuing Business for the six months of both years excludes results from the Jack Wolfskin operation, which was sold in the fourth quarter of fiscal 2002, but was not treated as a discontinued operation according to GAAP.
(2) Income and earnings per share are from continuing operations before cumulative effect of change in accounting principle.

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Financial Condition
Johnson Outdoors continued to operate with a much stronger financial position compared with one year ago. At March 28, 2003, cash and short-term investments totaled $44.8 million. The Company's debt to total capital was 36%, substantially below last year's second quarter end 60% and 42% at the close of fiscal 2002.

Among key working capital items, receivables decreased $5.4 million and inventories decreased $5.7 million versus the prior year quarter end. The prior year included Jack Wolfskin receivables of $10.6 million and inventory of $13.2 million. The Company's working capital normally builds during the second quarter in preparation for the key selling season in the third quarter.

Depreciation and amortization totaled $2.0 million for the second quarter, and $3.9 million for this year's six month period compared with $2.1 and $4.5 million in last year's second quarter and first six months, respectively. Capital expenditures were $3.5 million year to date compared with $2.5 million in the prior year's first six months. The increases are primarily due to investments to upgrade information systems in the Watercraft business.

"A strong cash position and continued balance sheet focus are providing solid support for our Company's growth in this difficult market environment," said Paul Lehmann, Chief Financial Officer. "In addition, we are in a good position to continue to consider potential acquisitions."



Webcast
-------

Johnson Outdoors will hold a conference call on April 24, 2003 at 11:00 a.m. Eastern Time. The call will be webcast at www. johnsonoutdoors.com and www.companyboardroom.com. A replay will be available on both web sites for 30 days, and by telephone through May 1st by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 534831.


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Johnson Outdoors Inc. is a global company engaged in the design, manufacture and marketing of branded outdoor recreation products, including:

     Outdoor Equipment: Eureka!(R)tents and backpacks, Camp Trails(R) backpacks, Silva(R)compasses

     Watercraft: Old Town(R)canoes and kayaks, Ocean Kayak(TM), Necky and
          Dimension(R)kayaks, Leisure Life watercraft, Escape(R)sailboats, Carlisle(TM)paddles and oars, Extrasport(R)and Swiftwater(R)personal flotation devices

     Motors: Minn Kota(R) electric motors

     Diving: Scubapro(R)diving equipment and Uwatec(R)instruments


Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as the Company "expects," "believes" or other words of similar meaning. Similarly, statements that describe the Company's future outlook, plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns, actions of companies that compete with Johnson Outdoors, the Company's success in managing inventory, movements in foreign currencies or interest rates, the success of suppliers and customers, the ability of Johnson Outdoors' to deploy its capital successfully as well as adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                             Financial Tables Follow

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
                                             JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------
Operating Results                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             March 28       March 29       March 28       March 29
                                                                                 2003           2002           2003           2002
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                  $   83,265     $   97,718    $   138,160    $   157,456
Cost of sales                                                                  47,072         56,977         78,284         91,425
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                   36,193         40,741         59,876         66,031
Operating expenses                                                             30,069         31,793         53,586         55,631
Strategic charges                                                                  --            690             --          1,151
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                                6,124          8,258          6,290          9,249
Interest expense, net                                                           1,114          1,679          2,132          3,085
Other (income) expense, net                                                    (2,115)            92         (2,471)           337
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before cumulative effect of change
    in accounting principle and income taxes                                    7,125          6,487          6,629          5,827
Income tax expense                                                              2,828          2,598          2,612          2,334
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before cumulative effect of change
    in accounting principle                                                     4,297          3,889          4,017          3,493
Income on disposal of discontinued operations, net of tax                          --            495             --            495
Cumulative effect of change in accounting principle, net of tax                    --             --             --        (22,876)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $    4,297     $    4,384    $     4,017    $   (18,888)
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per common share:
    Income from continuing operations before cumulative effect of
        change in accounting principle                                     $     0.51      $    0.48     $     0.48     $     0.43
    Income on disposal of discontinued operations, net of tax                      --           0.06             --           0.06
    Cumulative effect of change in accounting principle, net of tax                --             --             --          (2.80)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $     0.51      $    0.54     $     0.48     $    (2.31)
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per common share:
    Income from continuing operations before cumulative effect of
        change in accounting principle                                     $     0.50      $    0.46      $    0.47     $     0.42
    Income on disposal of discontinued operations, net of tax                      --           0.06             --           0.06
    Cumulative effect of change in accounting principle, net of tax                --             --             --          (2.76)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $     0.50      $    0.52      $    0.47     $    (2.28)
-----------------------------------------------------------------------------------------------------------------------------------
Diluted average common shares outstanding                                       8,561          8,381          8,525          8,289
-----------------------------------------------------------------------------------------------------------------------------------
Segment Results
Net sales:
    Outdoor equipment                                                      $   18,820     $   32,828    $    30,710    $    55,553
    Watercraft                                                                 19,949         22,099         31,858         32,835
    Motors                                                                     27,331         25,749         42,337         38,302
    Diving                                                                     17,686         17,469         34,161         31,292
    Other/eliminations                                                           (521)          (427)          (906)          (526)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                      $   83,265     $   97,718    $   138,160    $   157,456
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit (loss):
    Outdoor equipment                                                      $    3,039     $    4,867    $     4,440    $     7,453
    Watercraft                                                                 (1,111)           842         (3,040)          (506)
    Motors                                                                      4,296          3,190          5,873          3,740
    Diving                                                                      3,157          2,508          5,183          3,992
    Other/eliminations                                                         (3,257)        (3,149)        (6,166)        (5,430)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                      $    6,124     $    8,258    $     6,290    $     9,249
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Balance Sheet Information (End of Period)
Cash and short-term investments                                                                         $    44,821    $    13,794
Accounts receivable, net                                                                                     71,520         76,944
Inventories, net                                                                                             62,655         68,378
Total current assets                                                                                        190,226        169,856
Total assets                                                                                                271,293        250,718
Short-term debt                                                                                               9,538         44,765
Total current liabilities                                                                                    61,010         84,826
Long-term debt                                                                                               68,488         78,256
Shareholders' equity                                                                                        136,196         83,078
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